PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated August 26, 2016

JPMorgan Chase Financial Company LLC Airbag GEARS

$923,000 Linked to the iShares® MSCI Emerging Markets ETF due August 31, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Airbag GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Underlying”). If the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 1.245. If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (80.00% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will have exposure to any additional decline of the Underlying in excess of the Threshold Percentage multiplied by the Downside Gearing. In this case, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of 1.25% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑   Enhanced Growth Potential — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of 1.25% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date	August 26, 2016
	Original Issue Date (Settlement Date)	August 31, 2016
	Final Valuation Date[1]	August 26, 2021
	Maturity Date[1]	August 31, 2021
	[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Airbag GEARS linked to the iShares® MSCI Emerging Markets ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.
Underlying	Upside Gearing	Downside Gearing	Initial Value	Downside Threshold	Threshold Percentage	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM)	1.245	1.25	$36.76	$29.41, which is 80% of the Initial Value	20%	46646X746	US46646X7460

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the iShares® MSCI Emerging Markets ETF	$923,000.00	$1,000.00	$4,615.00	$5.00	$918,385.00	$995.00

[1]	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor at a purchase price of $1,000 per $1,000 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or J.P. Morgan Securities LLC, which we refer to as JPMS, and that dealer will purchase the Securities from JPMS. JPMS will pay all of the selling commissions of $5.00 per $1,000 principal amount Security it receives from us to that dealer. UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $1,007.00 per $1,000 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
♦	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
♦	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the iShares® MSCI Emerging Markets ETF is a “Fund.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying.

♦  You believe the price of one share of the Underlying will increase over the term of the Securities.

♦  You are willing to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

♦  You are willing and able to hold the Securities to maturity.

♦  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦  You understand and accept the risks associated with the Underlying.

♦  You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦  You require an investment designed to provide a full return of principal at maturity.

♦  You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying.

♦  You believe the price of one share of the Underlying will decline over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦  You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦  You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.

♦  You are unwilling or unable to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦  You do not understand or accept the risks associated with the Underlying.

♦  You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$1,000 per Security
Principal Amount:	$1,000 per Security. The payment at maturity will be based on the principal amount.
Underlying:	iShares® MSCI Emerging Markets ETF
Term:	Approximately 5 years
Payment at Maturity (per $1,000 principal amount Security):

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Underlying Return × Upside Gearing)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Security.

If the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + [$1,000 × (Underlying Return
+ Threshold Percentage) × Downside Gearing]

In this scenario, you will lose 1.25% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. You will lose some or all of your principal amount.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	1.245
Initial Value:	The closing price of one share of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	The closing price[1] of one share of the Underlying on the Final Valuation Date
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Downside Threshold:	80.00% of the Initial Value, as specified on the cover of this pricing supplement
Threshold Percentage:	20%, if held to maturity
Downside Gearing:	1.25, equal to 1 / (100% - Threshold Percentage)
[1] The closing price and the Share Adjustment Factor of the Fund are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investment Timeline

Trade Date	The Initial Value is observed. The Downside Threshold and the Upside Gearing are determined.

Maturity Date

The Final Value and the Underlying Return are determined.

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + ($1,000 × Underlying Return ×
Upside Gearing)

If the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Security.

If the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Security equal to:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]

Under these circumstances, you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities . If the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will lose 1.25% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
♦	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1.25% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.
♦	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
♦	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal.
♦	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

♦	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Lack of Liquidity” below.

♦	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, estimated hedging costs and the price of the Underlying, including:
♦	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	our internal secondary market funding rates for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Underlying;
♦	the time to maturity of the Securities;
♦	the dividend rates on the Underlying and the equity securities held by the Underlying;
♦	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying, including a merger or acquisition;
♦	interest and yield rates in the market generally;
♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Underlying trade and the correlation among those rates and the price of the Underlying; and
♦	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

♦	Investing in the Securities Is Not Equivalent to Investing in the Underlying or the Equity Securities Composing the Underlying — Investing in the Securities is not equivalent to investing in the Underlying or the equity securities held by the Underlying.

As an investor in the Securities, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.

♦	Your Return on the Securities Will Not Reflect Dividends on the Underlying or the Equity Securities Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the closing price of one share of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
♦	No Affiliation with the Underlying or the Issuers of the Equity Securities Composing the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Underlying

♦	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Securities.
♦	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index. Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

♦	Non-U.S. Securities Risk —The equity securities held by the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

♦	Emerging Markets Risk — The equity securities held by the Underlying have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
♦	The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Underlying are converted into U.S. dollars for purposes of calculating the net asset value of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Underlying trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Underlying denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Underlying will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $1,000 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of $100, a hypothetical Downside Threshold of $90, a hypothetical Upside Gearing of 1.10, a hypothetical Downside Gearing of 1.11111 and a hypothetical Threshold Percentage of 10%. The hypothetical Initial Value of $100 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is based on the closing price of one share of the Underlying on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Upside Gearing, Downside Threshold, Downside Gearing and Threshold Percentage are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Value, the Downside Threshold, the Downside Gearing, the Threshold Percentage and the Upside Gearing, and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $1,000 issue price (%)
$200.00	100.00%	$2,100.00	110.00%
$190.00	90.00%	$1,990.00	99.00%
$180.00	80.00%	$1,880.00	88.00%
$170.00	70.00%	$1,770.00	77.00%
$160.00	60.00%	$1,660.00	66.00%
$150.00	50.00%	$1,550.00	55.00%
$140.00	40.00%	$1,440.00	44.00%
$130.00	30.00%	$1,330.00	33.00%
$120.00	20.00%	$1,220.00	22.00%
$110.00	10.00%	$1,110.00	11.00%
$108.00	8.00%	$1,088.00	8.80%
$106.00	6.00%	$1,066.00	6.60%
$104.00	4.00%	$1,044.00	4.40%
$102.00	2.00%	$1,022.00	2.20%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$888.89	-11.11%
$70.00	-30.00%	$777.78	-22.22%
$60.00	-40.00%	$666.67	-33.33%
$50.00	-50.00%	$555.56	-44.44%
$40.00	-60.00%	$444.44	-55.56%
$30.00	-70.00%	$333.33	-66.67%
$20.00	-80.00%	$222.22	-77.78%
$10.00	-90.00%	$111.11	-88.89%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Underlying increases by 10% from the Initial Value of $100 to the Final Value of $110.

Because the Underlying Return is 10%, JPMorgan Financial will pay you your principal amount plus a return equal to the Underlying Return times the Upside Gearing, resulting in a payment at maturity of $1,110 per $1,000 principal amount Security, calculated as follows:

$1,000 + ($1,000 × Underlying Return × Upside Gearing)
$1,000 + ($1,000 × 10% × 1.10) = $1,110

Example 2 — The level of the Underlying decreases by 5% from the Initial Value of $100 to the Final Value of $95.

Because the Underlying Return is negative and the Final Value is greater than the Downside Threshold, at maturity, JPMorgan Financial will pay you your principal amount of $1,000 per $1,000 principal amount Security.

Example 3 — The level of the Underlying decreases by 40% from the Initial Value of $100 to the Final Value of $60.

Because the Underlying Return is -40% and the Final Value is less than the Downside Threshold of 90%, at maturity, JPMorgan Financial will pay you a payment at maturity of $666.67 per $1,000 principal amount Security, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]
$1,000 + [$1,000 × (-40.00% + 10.00%) × 1.11111] = $666.67

If the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will lose more than 1% of their principal amount for every 1% that the Underlying has declined in excess of the Threshold Percentage. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® Emerging Markets ETF. The Underlying Index for the iShares® Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Underlying, based on daily closing prices of one share of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016. Partial data is provided for the third calendar quarter of 2016. The closing price of one share of the Underlying on August 26, 2016 was $36.76. We obtained the closing prices of the Underlying above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.94
1/1/2012	3/31/2012	$44.76	$38.23	$42.94
4/1/2012	6/30/2012	$43.54	$36.68	$39.19
7/1/2012	9/30/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/1/2013	3/31/2013	$45.20	$41.80	$42.78
4/1/2013	6/30/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62
7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.87	$34.36
7/1/2016	8/26/2016*	$37.87	$33.77	$36.76
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through August 26, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the Underlying from January 3, 2006 through August 26, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of $29.41, equal to 80% of the closing price of one share of the Underlying on August 26, 2016.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical closing prices of one share of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment advisor at a purchase price of $1,000 per $1,000 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or JPMS, and that dealer will purchase the Securities from JPMS. JPMS will pay all of the selling commissions of $5.00 per $1,000 principal amount Security it receives from us to that dealer. UBS will forgo any commissions related to these sales. Investors who purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts, including the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

Costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to an unaffiliated dealer and the estimated cost of hedging our obligations under the Securities.

Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a loss that is more or less than expected, or it may result in a profit. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to an unaffiliated dealer, minus (plus) the projected losses (profits) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.